Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF THE

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

OF INCYTE CORPORATION

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, Incyte Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Incyte Corporation.  The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is April 8, 1991 and the original name of the Corporation was INCYTE Pharmaceuticals, Inc.

SECOND: The Corporation filed on September 29, 2009 with the Secretary of State of the State of Delaware a Certificate of Designation of Series A Preferred Stock designating the powers, preferences and rights of the Corporation’s Series A Preferred Stock.

THIRD: Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Corporation’s Restated Certificate of Incorporation, and acting in accordance with the provisions of General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Corporation’s Series A Preferred Stock are outstanding, and that none will be issued subject to the Certificate of Designation of Series A Preferred Stock previously filed with respect to such shares; and

RESOLVED FURTHER, that the proper officers of the Corporation be, and they hereby are, authorized and directed to take all such actions as they may deem necessary or advisable in order to file a certificate with the Secretary of State of the State of Delaware to eliminate all provisions set forth in the Certificate of Designation of Series A Preferred Stock pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.

FOURTH: That all provisions set forth in the Certificate of Designation of Series A Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, Incyte Corporation has caused this Certificate of Elimination to be signed by its Executive Vice President and Chief Financial Officer as of November 25, 2009.

INCYTE CORPORATION

By:	/s/ David C. Hastings
David C. Hastings
Executive Vice President and
Chief Financial Officer